Exhibit 24










                CONSENT OF INDEPENDENT ACCOUNTANTS






     We consent to the incorporation by reference in the registration statement of Raytech Corporation and subsidiaries on Form S-8 (File No. 33-42420) of our report, which includes explanatory paragraphs related to the Company's ability to continue as a going concern, dated March 13, 1997, on our audits of the consolidated financial statements of Raytech Corporation and subsidiaries as of December 29, 1996 and December 31, 1995 and for each of the three fiscal years in the period ended December 29, 1996, which report is included in this Annual Report on Form 10-K.





                                   COOPERS & LYBRAND L.L.P.


Stamford, Connecticut
March 13, 1997